Enterprise Business License
Registration Number: 3501810006147 Established on: April 9, 2005 Registration agency: Fuqing Administration Bureau for Industry and Commerce Date: December 23, 2008
Name: Fuqing Guanwei Plastic Industry Co. Limited.

Address: Shizhu Road, Fuqing City

Legal Representative: Chen Min

Registered Capital: RMB 10,000,000

Type of organization: Limited Liability Company (wholly invested by Taiwan, Hong Kong or Macau)

Range of Business: Manufacturing and sales of PE, PET and other type of recycling plastics (if the manufacturing and sales requires special approval, company can only conduct this business within the approved period of time)

Shareholder: Hong Kong Chenxin International Development Corp.

Operation Term: From April 9, 2005 to April 8, 2055

Enterprise Business License (Transcript)	No. 1310750

Registration Number: 3501810006147	Notes

Name: Fuqing Guanwei Plastic Industry Co. Limited.
Address: Shizhu Road, Fuqing City
Legal Representative: Chen Min
Type of organization: corporation with limited responsibilities .
Registered Capital: RMB 5,000,000
Business scope: Manufacturing and sales of PE, PET and other type of recycling plastics (Business items related to the permit and special approval should only be carried out with effective certificate or license approved.)***

1.Enterprise Business license is the certificate of Legal company’s legal qualification and the license to operate its business.
2. Enterprise Business license has the original copy and its transcript copy, both have the same legal effectiveness. The original copy should be placed at obvious position of company. Company can apply several transcripts from registration agency when necessary.
3. This license must not be forged, altered, leased, lent, or transferred. No agency or individual has right to detain or cancel the license except registration agency.
4. Company shall operate within its range of business.
5. Any amendment should be filed with registration agency.
6. Annual examination should be conducted from January 1st to April 30th.
7. Both original copy and transcripts shall be returned when the company terminates its business. The license becomes ineffective when being canceled.

Date of Registration: April 9, 2005

Operation Term: From April 9, 2005 To April 8, 2035
Registration agency: Fuqing Administration for Industry and Commerce

Established on: April 9, 2005